Execution Copy

Mark Timney
BY HAND/EMAIL
December 10, 2018
Dear Mark,
As an incentive to induce you to join The Medicines Company (the “Company”) as its Chief Executive Officer, the Company agrees, on the terms and subject to the conditions set forth in this letter (this “Agreement”), as follows:

1.	As used herein, the following terms shall have the following meanings:

1.1
“Cause” shall mean (i) conviction of (or the entry of a guilty plea or plea of nolo contendere to) any felony or any crime involving moral turpitude or dishonesty; (ii) commission of a willful act of fraud or dishonesty against the Company or any of its affiliates; (iii) willful and material breach of the Company’s or any of its affiliates’ written policies; (iv) intentional and material damage to the Company’s or any of its affiliates’ property; (v) materially unsatisfactory performance of your key duties, responsibilities or objectives (other than by reason of your physical or mental illness, incapacity, or disability), unless such unsatisfactory performance is cured within ninety (90) days after written notice; provided, however, that such opportunity to cure shall not be required where, in the Company’s determination, such unsatisfactory performance is not capable of cure; or (vi) material breach of your confidentiality obligations or duties under your non-disclosure, non-competition or other similar agreement with the Company or any of its affiliates.

1.2	“Change in Control Event” means:

(i)
any sale or transfer of all or substantially all of the assets of the Company to another corporation or entity, or any merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity of such merger, consolidation or reorganization; or

(ii)
a disclosure that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (A) any shareholder who, prior to the Company becoming subject to the reporting requirements of Section 13 of the Exchange Act, previously held at least 30% of the combined voting power of outstanding voting securities of the Company, (B) the Company, or (C) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, has become the beneficial owner (as the term “beneficial owner” is defined under

Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or

(iii)
such time as individuals who as of the date hereof constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iv)	the liquidation or dissolution of the Company.

1.3	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.4
“Good Reason” shall mean the Company’s taking any of the following actions, which actions shall not have been cured within a 30-day period following written notice by you: (A) the principal place of the performance of your responsibilities is changed to a location outside of a 30 mile radius from the Principal Location; (B) there is a material reduction in your title, authority, duties, or responsibilities, without Cause; (C) there is a material reduction in your annual base salary, unless such reduction is applicable generally to other employees in your grade level; (D) there is a material reduction in your benefits, bonus eligibility or equity eligibility, unless such material reduction is also applicable to other employees in your grade level; or (E) there is a material breach of the Company’s obligations to you.

1.5
“Payment Date” shall mean the 60th day following the Termination Date, provided that you have executed the release provided in Section 5 hereof and have not revoked the release within the applicable revocation period.

1.6	“Principal Location” shall mean the principal place of the performance of your responsibilities.

1.7	“Termination Date” shall mean the date on which the termination of your employment shall become effective.

1.8
“Termination Event” shall mean the termination of your employment during the one (1) year period following the date of the consummation of a Change in Control Event (i) by the Company without Cause or (ii) by you upon written notice given within sixty (60) days following the date on which you know, or should reasonably be expected to know, of the Company’s taking any action that constitutes Good Reason.

2.
If the Company terminates your employment other than for Cause, or if you terminate your employment for Good Reason, and a Change in Control Event has not been consummated prior to such termination, subject to Sections 4, 5, and 6 hereof, the Company will pay to you, and you will be entitled to receive:

(i)
for a period of eighteen (18) months after the Termination Date, continued payment of your then-current annual base salary; provided that, in the event that the termination arises as a result of a material reduction in your annual base salary under item (C) of the definition of Good Reason, then the amount payable under this Section 2(i) shall be determined using your annual base salary prior to such salary reduction, and

(ii)
for a period of eighteen (18) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by you and payment by the Company for reasonable outplacement assistance of your choosing; provided that the payments provided in this Section 2(ii) shall terminate upon your commencing employment with a new employer and, in any event, all payments must be made not later than the end of the year following the year in which the expense was incurred, and provided further, the health care reimbursement shall terminate in the event that the payment is found to be discriminatory under the applicable health care plan and instead the Employee shall receive a cash payment equal to the expected reimbursement amount, paid in the same calendar year that the applicable reimbursement amount would have been paid, and

(iii)
accelerated vesting, effective on the Payment Date, of all time-vested equity awards previously granted to you and outstanding immediately prior to the Termination Date that would have vested within eighteen (18) months after the Termination Date (assuming that you had continued to be employed by the Company during such eighteen (18) month period).

3.	If a Termination Event occurs, subject to Sections 4, 5, and 6 hereof, the Company will pay to you, and you will be entitled to receive:

(i)
on the Payment Date, in a lump sum, an amount equal to the sum of (A) two (2) years of your then current annual base salary, plus (B) two (2) times your then-current annual bonus target; provided that, in the event that the Termination Event arises as a result of a material reduction in your annual base salary under item (C) of the definition of Good Reason, then the amount payable under this Section 3(i) shall be determined using your annual base salary prior to such salary reduction, and

(ii)
for a period of twenty-four (24) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by you and payment by the Company for reasonable outplacement assistance of your choosing; provided that the payments provided in this Section 3(ii) shall terminate upon your commencing employment with a new employer and, in any event, all payments must be made not later than the end of the year following the year in which the expense was incurred, and provided further, the health care reimbursement shall terminate in the event that the payment is found to be discriminatory under the applicable health care plan and instead the Employee shall receive a cash payment equal to the expected reimbursement amount, paid in the same calendar year that the applicable reimbursement amount would have been paid, and

(iii)	accelerated vesting, effective on the Payment Date, of all equity awards previously granted to you and outstanding immediately prior to the Termination Date.

4.	Other Provisions Affecting Termination Benefits

4.1
In addition to any other amounts that may be payable to you hereunder, but without duplication of the amounts payable to you pursuant to your employment agreement with the Company, in the event of the termination of your employment with the Company for any reason, the Company will pay you (or in the case of death, your spouse and, in the event you have no spouse, your estate), your base salary earned but not yet paid through the Termination Date, any vacation pay accrued through the Termination Date payable pursuant to the Company’s policies in effect from time to time, any unreimbursed business expenses incurred through the Termination Date pursuant to the Company’s policies in effect from time to time, and (except if the Company terminates your employment for Cause), any bonus earned but not yet paid prior to your Termination Date. The Company will pay the earned but unpaid bonus in accordance with the terms of the Company’s Annual Incentive Plan.

4.2
The Company may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to applicable law or regulation. Upon your termination of employment from the Company, the Company may also offset amounts that you owe to the Company against any amounts payable to you hereunder as permitted by law.

4.3
If your employment is terminated for any reason, you are not required to seek other employment or attempt in any way to reduce any amounts payable to you under this Agreement. The foregoing provision notwithstanding, if you obtain new employment, the Company does not have any obligation to provide the payment of COBRA premiums and outplacement services under Sections 2(ii) and 3(ii) of this Agreement.

5.
In order to receive the payments and benefits provided in this Agreement, you will be required to execute, effective as of the Termination Date, a general release in favor of the Company, in form and substance reasonably satisfactory to the Company.

6.	Section 409A

6.1
Any provision in this Agreement (or any agreement or arrangement referenced herein) that is inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued or to be issued by the Department of the Treasury thereunder (“Section 409A”), including the timing of any payment, shall be promptly amended in a manner mutually agreed to by the parties hereto in good faith in order to attempt to avoid triggering adverse tax consequences to you under Section 409A.

6.2
In the event any payment that is either received by you or paid by the Company on your behalf, or any cash, property or any other benefit provided to you under this Agreement or under any other plan, arrangement or agreement with the Company or any other person is treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) (collectively, the “Company Payments”), and is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any successor provision and any similar tax that may hereafter be imposed by any taxing authority), the amount of the Company Payments shall be automatically reduced to the maximum amount that can be paid such that no portion of the Company Payments is subject to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments minus (i) the Excise Tax payable with respect to such Company Payments, and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.

7.
By signing this Agreement, you acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company that you acquired during the course of your employment with the Company, as stated more fully in the Invention and Non-Disclosure Agreement, and your obligations not to compete with the Company or to solicit or hire employees of the Company, as stated more fully in the Non-Competition and Non-Solicitation Agreement, both of which agreements you executed at the inception of your employment and which remain in full force and effect following the termination of your employment.

8.	No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

9.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is assignable by the Company only to an entity that is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company.

10.
Any provision contained herein to the contrary notwithstanding, if you are a specified employee (as defined under Treasury Regulation Section 1.409A-1(i)) as of the Termination Date, the Company shall withhold and accumulate all payments under Sections 2 and 3 to which you would otherwise be entitled during the first six (6) months after the Termination Date to the extent required for compliance with Section 409A. In such event, the Company shall distribute these payments to you (or your beneficiary) in a single lump sum on the first day of the seventh month after the Termination Date, or within thirty (30) days after the date of your death after the Termination Date.

Execution Copy

Please indicate your acceptance of and agreement to the foregoing by executing the enclosed copy of this letter where indicated and returning it to me.
Very truly yours,
THE MEDICINES COMPANY
By: /s/ Stephen M. Rodin
Name: Stephen M. Rodin
Title: General Counsel
ACCEPTED AND AGREED:

/s/ Mark Timney
Mark Timney        December 10, 2018
NAME            Date

[Signature Page to Timney Severance Agreement]